# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: BETA BIONICS, INC., CIK 0001674632
CUSIP: 08659B102
Title of class of securities: Common Stock
Address of issuer's principal executive offices: 11 Hughes, Irvine, California (CA), 92618
Date of event which requires filing of this statement: 03/31/2025
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001776210

## Reporting persons
- Soleus BB SPV, LLC: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 595,176; sole dispositive power 0; shared dispositive power 595,176; aggregate amount beneficially owned 595,176 (1.4% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus BB SPV, LLC ("Soleus BB"). Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus Private Equity Fund I, L.P. ("Soleus PE Fund I"), and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Capital Management, L.P. ("SCM") is the investment manager for Soleus BB, Soleus PE Fund I, Soleus Private Equity Fund II, L.P. ("Soleus PE Fund II"), and Soleus Capital Master Fund, L.P. ("Master Fund" and, together with Soleus BB, Soleus PE Fund I and Soleus PE Fund II, the "Soleus Funds"), and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus BB other than for the purpose of determining their obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of the common stock of Beta Bionics, Inc. (the "Issuer") outstanding as of March 1, 2025, as set forth on the cover of the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 that was filed with the Securities and Exchange Commission on March 28, 2025 (the "Form 10-K").
- Soleus Private Equity Fund I, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 396,204; sole dispositive power 0; shared dispositive power 396,204; aggregate amount beneficially owned 396,204 (0.9% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus PE Fund I. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus PE Fund I other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Private Equity GP I, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 991,380; sole dispositive power 0; shared dispositive power 991,380; aggregate amount beneficially owned 991,380 (2.3% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus BB and Soleus PE Fund I. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus BB and Soleus PE Fund I other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus PE GP I, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 991,380; sole dispositive power 0; shared dispositive power 991,380; aggregate amount beneficially owned 991,380 (2.3% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus BB and Soleus PE Fund I. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus BB and Soleus PE Fund I other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Private Equity Fund II, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,703,961; sole dispositive power 0; shared dispositive power 1,703,961; aggregate amount beneficially owned 1,703,961 (3.9% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus PE Fund II. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund II, and Soleus PE GP II, LLC is the sole manager of Soleus Private Equity GP II, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus PE Fund II other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Private Equity GP II, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,703,961; sole dispositive power 0; shared dispositive power 1,703,961; aggregate amount beneficially owned 1,703,961 (3.9% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus PE Fund II. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund II, and Soleus PE GP II, LLC is the sole manager of Soleus Private Equity GP II, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus PE Fund II other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus PE GP II, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,703,961; sole dispositive power 0; shared dispositive power 1,703,961; aggregate amount beneficially owned 1,703,961 (3.9% of the class)
  Comment: (1) The shares reported in the table above are held directly by Soleus PE Fund II. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund II, and Soleus PE GP II, LLC is the sole manager of Soleus Private Equity GP II, LLC. SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus PE Fund II other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Capital Master Fund, L.P.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,100,000; sole dispositive power 0; shared dispositive power 1,100,000; aggregate amount beneficially owned 1,100,000 (2.5% of the class)
  Comment: (1) The shares reported in the table above are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC ("SCG") is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Capital, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,100,000; sole dispositive power 0; shared dispositive power 1,100,000; aggregate amount beneficially owned 1,100,000 (2.5% of the class)
  Comment: (1) The shares reported in the table above are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Capital Group, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,100,000; sole dispositive power 0; shared dispositive power 1,100,000; aggregate amount beneficially owned 1,100,000 (2.5% of the class)
  Comment: (1) The shares reported in the table above are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus Capital Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 3,795,341; sole dispositive power 0; shared dispositive power 3,795,341; aggregate amount beneficially owned 3,795,341 (8.8% of the class)
  Comment: (1) The shares reported in the table above are held directly by the Soleus Funds. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Capital, LLC is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by the Soleus Funds other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Soleus GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 3,795,341; sole dispositive power 0; shared dispositive power 3,795,341; aggregate amount beneficially owned 3,795,341 (8.8% of the class)
  Comment: (1) The shares reported in the table above are held directly by the Soleus Funds. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Capital, LLC is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by the Soleus Funds other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.
- Guy Levy: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 3,795,341; sole dispositive power 0; shared dispositive power 3,795,341; aggregate amount beneficially owned 3,795,341 (8.8% of the class)
  Comment: (1) The shares reported in the table above are held directly by the Soleus Funds. Soleus Private Equity GP I, LLC is the sole general partner of Soleus BB and Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Private Equity GP II, LLC is the sole general partner of Soleus PE Fund I, and Soleus PE GP I, LLC is the sole manager of Soleus Private Equity GP I, LLC. Soleus Capital, LLC is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, LLC, SCM is the investment manager for the Soleus Funds, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus PE GP I, LLC, Soleus PE GP II, LLC, and Soleus GP, LLC. Each of Soleus PE GP I, LLC, Soleus Private Equity GP I, LLC, Soleus PE GP II, LLC, Soleus Private Equity GP II, LLC, SCG, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by the Soleus Funds other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of the foregoing persons is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in row 11 is calculated based upon 43,348,840 shares of common stock of the Issuer outstanding as of March 1, 2025, as set forth on the cover of the Form 10-K.

## Item 1. Issuer
Name of issuer: BETA BIONICS, INC.
Address of issuer's principal executive offices: 11 Hughes Irvine, California 92618

## Item 2. Person Filing
Name of person filing:
Soleus BB SPV, LLC
Soleus Private Equity Fund I, L.P.
Soleus Private Equity GP I, LLC
Soleus PE GP I, LLC
Soleus Private Equity Fund II, L.P.
Soleus Private Equity GP II, LLC
Soleus PE GP II, LLC
Soleus Capital Master Fund, L.P.
Soleus Capital, LLC
Soleus Capital Group, LLC
Soleus Capital Management, L.P.
Soleus GP, LLC
Guy Levy
Address of principal business office or, if none, residence:
Soleus BB SPV, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Private Equity Fund I, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Private Equity GP I, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus PE GP I, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Private Equity Fund II, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Private Equity GP II, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus PE GP II, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Master Fund, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Group, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Management, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus GP, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Guy Levy
c/o Soleus Capital Management, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830
Citizenship:
Soleus BB SPV, LLC - Delaware
Soleus Private Equity Fund I, L.P. - Delaware
Soleus Private Equity GP I, LLC - Delaware
Soleus PE GP I, LLC - Delaware
Soleus Private Equity Fund II, L.P. - Delaware
Soleus Private Equity GP II, LLC - Delaware
Soleus PE GP II, LLC - Delaware
Soleus Capital Master Fund, L.P. - Cayman Islands
Soleus Capital, LLC - Delaware
Soleus Capital Group, LLC - Delaware
Soleus Capital Management, L.P. - Delaware
Soleus GP, LLC - Delaware
Guy Levy - United States

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
The information in rows 5 through 9 and 11 on the cover pages to this Schedule 13G, including the footnotes thereto, which reflects beneficial ownership of the Common Stock of the Issuer as of Mach 31, 2025, is hereby incorporated by reference.

Soleus BB SPV, LLC - 595,176
Soleus Private Equity Fund I, L.P. - 396,204
Soleus Private Equity GP I, LLC - 991,380
Soleus PE GP I, LLC - 991,380
Soleus Private Equity Fund II, L.P. - 1,703,961
Soleus Private Equity GP II, LLC - 1,703,961
Soleus PE GP II, LLC - 1,703,961
Soleus Capital Master Fund, L.P. - 1,100,000
Soleus Capital, LLC - 1,100,000
Soleus Capital Group, LLC - 1,100,000
Soleus Capital Management, L.P. - 3,795,341
Soleus GP, LLC - 3,795,341
Guy Levy - 3,795,341
Percent of class:
Soleus BB SPV, LLC - 1.4%
Soleus Private Equity Fund I, L.P. - 0.9%
Soleus Private Equity GP I, LLC - 2.3%
Soleus PE GP I, LLC - 2.3%
Soleus Private Equity Fund II, L.P. - 3.9%
Soleus Private Equity GP II, LLC - 3.9%
Soleus PE GP II, LLC - 3.9%
Soleus Capital Master Fund, L.P. - 2.5%
Soleus Capital, LLC - 2.5%
Soleus Capital Group, LLC - 2.5%
Soleus Capital Management, L.P. - 8.8%
Soleus GP, LLC - 8.8%
Guy Levy - 8.8%
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
Soleus BB SPV, LLC - 595,176
Soleus Private Equity Fund I, L.P. - 396,204
Soleus Private Equity GP I, LLC - 991,380
Soleus PE GP I, LLC - 991,380
Soleus Private Equity Fund II, L.P. - 1,703,961
Soleus Private Equity GP II, LLC - 1,703,961
Soleus PE GP II, LLC - 1,703,961
Soleus Capital Master Fund, L.P. - 1,100,000
Soleus Capital, LLC - 1,100,000
Soleus Capital Group, LLC - 1,100,000
Soleus Capital Management, L.P. - 3,795,341
Soleus GP, LLC - 3,795,341
Guy Levy - 3,795,341
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
Soleus BB SPV, LLC - 595,176
Soleus Private Equity Fund I, L.P. - 396,204
Soleus Private Equity GP I, LLC - 991,380
Soleus PE GP I, LLC - 991,380
Soleus Private Equity Fund II, L.P. - 1,703,961
Soleus Private Equity GP II, LLC - 1,703,961
Soleus PE GP II, LLC - 1,703,961
Soleus Capital Master Fund, L.P. - 1,100,000
Soleus Capital, LLC - 1,100,000
Soleus Capital Group, LLC - 1,100,000
Soleus Capital Management, L.P. - 3,795,341
Soleus GP, LLC - 3,795,341
Guy Levy - 3,795,341

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- Soleus BB SPV, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Private Equity Fund I, L.P.: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Private Equity GP I, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus PE GP I, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Private Equity Fund II, L.P.: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Private Equity GP II, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus PE GP II, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Capital Master Fund, L.P.: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Capital, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Capital Group, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus Capital Management, L.P.: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Soleus GP, LLC: /s/ Guy Levy, Guy Levy, Managing Member (05/02/2025)
- Guy Levy: /s/ Guy Levy, Guy Levy (05/02/2025)